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                                                                    Exhibit 99.7

October 3, 2000



Board of Directors
The Chase Manhattan Corporation
270 Park Avenue
New York, NY 10017

Members of the Board:

We hereby consent to the use of our opinion letter dated September 12, 2000 to the Board of Directors of The Chase Manhattan Corporation ("Chase"), included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Chase relating to the proposed merger involving Chase and J.P. Morgan & Co. Incorporated, and to the references therein to such opinion in the section entitled "The Merger--Opinion of Chase's Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Chase Securities Inc.

/s/ Douglas L. Braunstein
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By:   Douglas L. Braunstein
Its:  Managing Director